Exhibit 99

Vishay Intertechnology Mourns the Loss of Wayne Rogers

MALVERN, PENNSYLVANIA – January 4, 2016 – Vishay Intertechnology, Inc. (NYSE: VSH), its Board of Directors, Management and Employees, mourn the passing of Wayne M. Rogers, a member of Vishay's Board of Directors since 2006.

Mr. Rogers was an investor and stock commentator and analyst on Fox News Channel. He was Chairman of Wayne M. Rogers & Co., an investment strategy firm, and Chairman of the Board of Kleinfeld, the wedding dress emporium in New York. Mr. Rogers possessed extensive knowledge of corporate finance and insight with respect to mergers and acquisitions as well as general economic, business, and market trends.

"I am deeply saddened to learn of the death of Wayne," said Marc Zandman, Executive Chairman of the Board and Chief Business Development Officer. "He brought valuable insight to Vishay and his was an important voice on Vishay's Board of Directors. His presence will be sorely missed."

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.